Exhibit 1(a)
FINAL TERMS
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (EEA). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded) (MiFID II); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended or superseded) (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Regulation (EU) 2017/1129 (as amended or superseded) (the Prospectus Regulation). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded) (the PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MIFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II, and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a distributor) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Prohibition of sales to consumers in Belgium: The Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any consumer (consument/consommateur) within the meaning of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique).
5 September 2019
Western Power Distribution (East Midlands) plc
Legal Entity Identifier: 549300KXFU5Q7NZE9L79
Issue of £250,000,000 Fixed Rate Notes due 2031 (the “Notes”)
under the £4,000,000,000
Euro Medium Term Note Programme
PART 1 CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 12 August 2019, which constitutes a base prospectus (the Prospectus) for the purposes of the Prospectus Regulation (EU) 2017/1129 (as amended or superseded) (the Prospectus Regulation). This document constitutes the final terms of the Notes described herein (the Final Terms) for the purposes of Article 8 of the Prospectus Regulation and must be read in conjunction with such Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus is available for viewing at www.westernpower.co.uk/about-us/financial-information and during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB. The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

1.	Issuer:	Western Power Distribution (East Midlands) plc
2.	(a) Series Number:	2019-1
	(b) Tranche Number:	1
	(c) Date on which the Notes will be consolidated and form a single Series	Not Applicable
3.	Specified Currency or Currencies:	Pound sterling (£)
4.	Aggregate Nominal Amount:
	(a) Series:	£250,000,000
	(b) Tranche:	£250,000,000
5.	(a) Issue Price of Tranche:	98.671 per cent. of the Aggregate Nominal Amount
6.	(a) Specified Denominations:	£ 200,000 and integral multiples of £1,000 in excess thereof up to and including £299,000. No Notes in definitive form will be issued with a denomination of integral multiples above £299,000.
	(b) Calculation Amount: (Applicable to Notes in definitive form)	£1,000
7.	(a) Issue Date:	9 September 2019
	(b) Interest Commencement Date:	Issue Date
8.	Maturity Date:	9 September 2031
9.	Interest Basis:	1.750 per cent. Fixed Rate (further particulars specified below)
10.	Redemption Basis:	Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount
11.	Change of Interest Basis or Redemption/ Payment Basis:	Not Applicable
12.	Put/Call Options:	Restructuring Put Option Issuer Call (further particulars specified in paragraphs 20 and 22 below)
13.	Date approval by Committee of the Board of Directors for issuance of Notes obtained:	27 August 2019
Provisions Relating to Interest (if any) Payable
14.	Fixed Rate Note Provisions	Applicable
	(a) Rate of Interest:	1.750 per cent. per annum payable annually in arrear

	(b) Interest Payment Date(s):	9 September in each year up to and including the Maturity Date
	(c) Fixed Coupon Amount: (Applicable to Notes in definitive form)	£1,000 per Calculation Amount
	(d) Broken Amount(s): (Applicable to Notes in definitive form)	Not Applicable
	(e) Day Count Fraction:	Actual/Actual ICMA
	(f) Determination Date(s):	9 September in each year
15.	Floating Rate Note Provisions	Not Applicable
16.	Zero Coupon Note Provisions	Not Applicable
17.	Index Linked Interest Note Provisions	Not Applicable
18.	Ratings Downgrade Rate Adjustment	Not Applicable
Provisions Relating to Redemption
19.	Index Linked Redemption Provisions	Not Applicable
20.	Issuer Call	Applicable
	(a) Optional Redemption Date(s):	In whole at any time, on any date(s) falling on or after 9 June 2031 and prior to 9 September 2031
	(b) Optional Redemption Amount(s):	£1,000 per Calculation Amount
	(c) Redeemable in part:	Not Applicable
21.	Investor Put	Not Applicable
22.	Restructuring Put Option	Applicable (Condition 6(i) (Redemption at the Option of the Noteholders on a Restructuring Event) applies)
	(a) Optional Redemption Amount(s):	£1,000 per Calculation Amount
23.	Final Redemption Amount:	£1,000 per Calculation Amount
24.	Early Redemption Amount payable on redemption for taxation reasons or on event of default	£1,000 per Calculation Amount
25.	Pre-Maturity Call Option:	Applicable (Condition 6(f) (Pre-Maturity Call Option by the Issuer) applies)
26.	Clean-up Call Option:	Not Applicable
27.	Make-Whole Redemption	Applicable (Condition 6(e) (Redemption at the Option of the Relevant Issuer) applies)
	(a) Make-Whole Redemption Margin:	+0.25 per cent. per annum
	(b) Notice Period:	Refer to Condition 6(e) (Redemption at the Option of the Relevant Issuer)
	(c) Make-Whole Reference Bond:	UKT 4.750% 12/07/2030
	(d) Reference Dealers:	Not Applicable
	(e) Quotation Time:	Not Applicable
	(f) Determination Date:	Not Applicable
	(g) If redeemable in part:	Not Applicable
General Provisions Applicable to the Notes

28.	Form of Notes:	Bearer
Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.
	New Global Note:	Yes (NGN)
29.	Additional Financial Centre(s) or other special provisions relating to payment dates:	Not Applicable
30.	Talons for future Coupons to be attached to Definitive Notes:	No

Signed on behalf of
Western Power Distribution (East Midlands) plc

By: Ian R Williams

Part 2
OTHER INFORMATION

1.	Listing and Admission to Trading
(a) Listing and admission to trading:
Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange’s regulated market and listing on the Official List of the FCA and this is expected to be effective from 9 September 2019.

	(b) Estimate of total expenses related to admission to trading:	£5,515
2.	Ratings
	Ratings:	The Notes have been rated: Baa1 by Moody’s Investors Service Limited (Moody’s); and A- by Standard & Poor’s Credit Market Services Europe Limited (S&P).
Each of Moody’s and S&P is established in the European Union and registered under Regulation (EC) No. 1060/2009 (as amended).
3.	Interests of Natural and Legal Persons Involved in the Issue
Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.
4.	Reasons for the Offer, Estimated Net Proceeds and Total Expenses
	(a) Reasons for the offer	See the section entitled “Use of proceeds” in the Prospectus.
	(b) Estimated net proceeds:	Not Applicable
	(c) Estimated total expenses:	Not Applicable
5.	Yield (Fixed Rate Notes only)
	Indication of yield:	1.875 per cent.
6.	Operational Information
	(a) ISIN:	XS2050806434
	(b) Common Code:	205080643
	(c) CFI:	See the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN
	(d) FISN:	See the website of the Association of National Numbering Agencies (ANNA) or alternatively sourced from the responsible National Numbering Agency that assigned the ISIN
	(e) Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking S.A. and the relevant identification number(s):	Not Applicable

	(f) Delivery:	Delivery against payment
	(g) Names and addresses of additional Paying Agent(s) (if any):	Not applicable
(h) Intended to be held in a manner which would allow Eurosystem eligibility:
Yes. Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the international central securities depositories (ICSD) as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank (the ECB) being satisfied that Eurosystem eligibility criteria have been met.

7.	Distribution
	(a) Method of distribution:	Syndicated
(b) If syndicated, names and addresses of Managers):
Banco Santander, S.A.
Ciudad Grupo Santander
Edificio Encinar
Avenida de Cantabria s/n
28660, Boadilla del Monte
Madrid, Spain

HSBC Bank plc
8 Canada Square
London E14 5HQ
United Kingdom

Mizuho International plc
Mizuho House
30 Old Bailey
London EC4M 7AU
United Kingdom

RBC Europe Limited
Riverbank House
2 Swan Lane
London EC4R 3BF
United Kingdom

	(c) Stabilisation Manager(s) (if any):	Mizuho International plc
	(d) U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D
	(e) Prohibition of Sales to EEA Retail Investors:	Applicable